Exhibit 4.2

Section 4.4 of the Company’s Bylaws has been amended in its entirety to read as follows:

Section 4.4. Special Meetings. Special meetings of the board of directors may be called by the board of directors, the chairman of the board, the president, the secretary or any director. Notice of special meetings of the board of directors stating the date, time and place thereof shall be given prior to the time set for such meeting by the person or persons authorized to call such meeting, or by the secretary at the direction of the person or persons authorized to call such meeting. The notice may be oral or written. Oral notice may be communicated in person or by telephone, wire or wireless equipment, which does not transmit a facsimile of the notice. Oral notice is effective when communicated. Written notice may be transmitted by mail, e-mail, private carrier, or personal delivery; telegraph or teletype; or telephone, wire, or wireless equipment which transmits a facsimile of the notice. Written notice is effective upon dispatch if such notice is sent to the director’s address, e-mail, telephone number, or other number appearing on the records of the corporation. If no place for such meeting is designated in the notice thereof, the meeting shall be held at the principal office of the corporation. Any director may waive notice of any meeting at any time. Whenever any notice in required to be given to any director of the corporation pursuant to applicable law, a waiver thereof in writing signed by the director, entitled to notion, small be deemed equivalent to the giving of notice. The attendance of a director at a meeting shall constitute a waiver of notice of the meeting except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully convened. Unless otherwise required by law, neither the business to be transacted at, nor the purpose of, any regular or special meeting of the board of directors need be specified in the notice or waiver of notice of such meeting.